Exhibit 24.1

                       McMoRan Exploration Co.

                     Secretary's Certificate


    I, Michael C. Kilanowski, Jr., Secretary of McMoRan Exploration Co. (the "Company"), a corporation duly organized and existing under the laws of the State of Delaware, do hereby certify that the following resolutions were duly adopted by the Sole Director of the Company on November 12, 1998, and that such resolutions have not been amended, modified or rescinded and are in full force and effect on the date hereof:

         RESOLVED, That the Corporation's officers be, and each of them hereby is, authorized, in the name and on behalf of the Corporation, to execute and cause to be filed with the Commission all such further schedules, forms, statements, reports, or other documents in connection with the public offering of the Shares that they may from time to time deem necessary or advisable to comply fully with the provisions of the Securities Exchange Act of 1934 (the "Exchange Act") and the Securities Act, including without limitation, the registration of the Shares under
    Section 12(b) of the Exchange Act.

    IN WITNESS WHEREOF, I have hereunto signed my name on this 19th day of March 1999.


(Seal)                                 /s/ Michael C. Kilanowski, Jr.
                                         Michael C. Kilanowski, Jr.
                                                  Secretary